CONSENT AND SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Consent and Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 2nd day of March, 2018, by and between (i) SILICON VALLEY BANK (“Bank”) and (ii) WORKIVA INC., a Delaware corporation (f/k/a Workiva LLC, “Workiva”) and WORKIVA INTERNATIONAL LLC, a Delaware limited liability company (“International”, and together with Workiva, each and together, jointly and severally, “Borrower”) whose address is 55 West Monroe Street, Suite 3490, Chicago, Illinois 60603.
RECITALS
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 22, 2014, as affected by a First Amendment to Loan and Security Agreement, dated as of October 16, 2014, as further affected by a Second Amendment to Loan and Security Agreement dated as of November 25, 2014, as further affected by a Third Amendment to Loan and Security Agreement dated as of February 26, 2015, as further affected by a Consent and Fourth Amendment to Loan and Security Agreement dated April 5, 2016, and as further affected by a Consent and Fifth Amendment to Loan and Security Agreement dated as of June 30, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    Section 2.2.2(a) (Letters of Credit). Section 2.2.2(a) is amended in its entirety and replaced with the following:

“(a)    As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Million Dollars ($5,000,000).”

2.2    Section 2.5(a) (Commitment Fee). Section 2.5(a) is amended in its entirety and replaced with the following:
“(a)    Commitment Fee. A fully earned, non‑refundable commitment fee of Two Hundred Twenty Five Thousand Dollars ($225,000), as follows: (i) Thirty Seven Thousand Five Hundred Dollars ($37,500) previously paid by Borrower on the Effective Date, (ii) Thirty Seven Thousand Five Hundred Dollars ($37,500) previously paid by Borrower on the first anniversary date of the Effective Date, (iii) Thirty Seven Thousand Five Hundred Dollars ($37,500) paid on the second anniversary date of the Effective Date, (iv) Thirty Seven Thousand Five Hundred Dollars ($37,500) paid on the third anniversary date of the Effective Date, (v) Thirty Seven Thousand Five Hundred Dollars ($37,500) payable on the Sixth Amendment Effective Date, and (vi) Thirty Seven Thousand Five Hundred Dollars ($37,500) payable on the anniversary of the Sixth Amendment Effective Date;”
2.3    Section 6.6 (Access to Collateral; Books and Records). Section 6.6 is amended in its entirety and replaced with the following:
“6.6    Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and may only be conducted by Bank when there are Obligations outstanding under the Revolving Line (and in any event, no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary). The charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses actually incurred. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses actually incurred by Bank to compensate Bank for the costs and expenses of the cancellation or rescheduling.”

2.4    Section 6.8(a) (Operating Accounts). Section 6.8(a) is amended in its entirety and replaced with the following:
“(a)    Subject to the terms of Section 6.8(b), maintain all of its operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates. Notwithstanding the foregoing, Borrower may maintain (x) up to five (5) accounts at Bankers Trust as follows: (i) accounts ending 8182, 4237, 3600 and 9667 which are subject to a Control Agreement and (ii) deposit account ending 4237 at Bankers Trust which shall not be subject to a Control Agreement (provided, however, the aggregate proceeds in account ending 4237 shall not exceed Fifty Thousand Dollars ($50,000) at any time) and (y) one (1) investment account at HSBC which shall not be subject to a Control Agreement (provided, however, the aggregate proceeds in such investment account shall not exceed Eleven Million Dollars ($11,000,000) at any time).”

2.5    Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:
“6.9    Financial Covenant. Maintain at all times, to be certified to Bank as of the last day of each fiscal quarter, an Adjusted Quick Ratio of equal to or greater than 1.25 to 1.00.”
2.6    Section 7.3 (Mergers or Acquisitions). Section 7.3 is amended in its entirety and replaced with the following:
“7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merger or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than Permitted Acquisitions. A Subsidiary may merger or consolidate into another Subsidiary or into Borrower.”

2.7    Section 13 (Definitions). The following new subsection (k) is inserted in the definition of Permitted Indebtedness immediately following subsection (j) thereof:
“(k)    unsecured Indebtedness in the form of convertible notes, each having a maturity date at least three (3) months after the Revolving Line Maturity Date, in an amount not to exceed Two Hundred Fifty Million Dollars ($250,000,000) in the aggregate outstanding at any time.”

2.8    Section 13 (Definitions). The following new subsection (k) is inserted in the definition of Permitted Investments immediately following subsection (j) thereof:
“(k)    Investments made in connection with a Permitted Acquisition.”

2.9    Section 13 (Definitions). The following new terms and their definitions are inserted alphabetically in Section 13.1:
“Acquisition” means the purchase or other acquisition (whether by merger, consolidation or otherwise) by Borrower of all or substantially all of the assets, stock or other equity interests of a Person.

“Adjusted Quick Ratio” means, as of any date of determination, a ratio equal to (a) Quick Assets, divided by (b) the sum of (i) Current Liabilities minus (ii) the current portion of Deferred Revenue, minus (iii) Customer Deposits.

“Current Liabilities” are all Obligations of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Customer Deposits” are all amounts received from customers in advance of performance but refundable under the applicable customer contract.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Permitted Acquisition” or “Permitted Acquisitions” is any Acquisition by Borrower, provided that each of the following shall be applicable to each such Acquisition:

(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)    the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the Effective Date or reasonably related thereto;

(c)    the target of such Acquisition, if such acquisition is a stock acquisition, shall be an entity organized under the laws of any State in the United States and shall have a principal place in the United States;

(d)    if the Acquisition includes a merger of Borrower, Borrower shall remain a surviving entity after giving effect to such Acquisition;

(e)    Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided, that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(f)    the total cash consideration does not exceed (x) if such consideration is paid using proceeds from one or more convertible notes, Two Hundred Fifty Million Dollars ($250,000,000) in the aggregate for all such Acquisitions or (y) without duplication of any proceeds received by Borrower in connection with clause (x) above, if such consideration is paid using cash on Borrower’s balance sheet, Fifty Million Dollars ($50,000,000) in the aggregate for all such Acquisitions;

(g)    the Acquisition shall not constitute an Unfriendly Acquisition; and

(h)    the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank, if applicable and (y) Permitted Liens.

“Quick Assets” is, at any time, the sum of Borrower’s (i) unrestricted and unencumbered cash in Deposit Accounts maintained at Bank or in Deposit Accounts subject to a Control Agreement in favor of Bank plus (ii) net billed accounts receivable determined according to GAAP.

“Sixth Amendment Effective Date” is March 2, 2018.

“Total Liabilities” is, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s balance sheet, including all Indebtedness and the current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Unfriendly Acquisition” is any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally governing body) of the Person to be acquired.

2.10    Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances minus (c) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve.

“Revolving Line Maturity Date” is August 22, 2020.

2.11    Section 13 (Definitions). The following term and its definition set forth in Section 13.1 is deleted in its entirety:
“IEDA Letters of Credit” means, collectively, (i) Letter of Credit No. SVBSF009273 in the face amount of $1,983,333 issued by Bank for the benefit of the Iowa Economic Development Authority and (ii) Letter of Credit No. SVBSF009270 in the face amount of $2,259,000 issued by Bank for the benefit of the Iowa Economic Development Authority.

2.12    Compliance Certificate (Exhibit B). The Compliance Certificate attached to the Loan Agreement as Exhibit B is amended in its entirety and replaced with the Compliance Certificate in the form of Exhibit B attached hereto.
3.    Consent to Transactions. Borrower has notified Bank that Borrower has formed Workiva Singapore Pte Ltd., a company formed under the laws of Singapore and a wholly-owned Subsidiary of Workiva Holdings Limited (the “Subsidiary Formation”). Borrower acknowledges that the Subsidiary Formation is prohibited under the terms of the Loan Agreement, and Borrower has requested that Bank consent to the Subsidiary Formation. Accordingly, notwithstanding anything to the contrary contained in Section 6.12 (Formation or Acquisition of Subsidiaries) or Section 7.7 (Distributions; Investments) of the Loan Agreement, subject to the terms and conditions set forth in Section 10 of this Agreement, Bank consents to the Subsidiary Formation; provided, however, as a condition to such consent, no Default or Event of Default shall have occurred. The following consent applies only to the Transactions and is not a consent to or waiver of any subsequent application of the same provisions of the Loan Agreement, nor is it a waiver of any breach of any other provision of the Loan Agreement and the other Loan Documents. The foregoing consent does not establish a course of dealing upon which Borrower may rely on in the future.
4.    Limitation of Amendments.
4.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
4.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
5.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
5.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
5.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
5.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
5.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
5.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6.    Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate dated as of the date hereof (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of April 5, 2016. Borrower and Bank acknowledge and agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.
7.    No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
8.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
9.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
10.    Effectiveness. This Amendment shall be deemed effective upon the following:
10.1    the due execution and delivery to Bank of this Amendment by each party hereto;
10.2    copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof, (ii) the resolutions of Borrower authorizing the execution and delivery of this Amendment, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower;
10.3    certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, as Bank may request and which shall be obtained by Bank, accompanied by written evidence (including any UCC termination statements) that the Liens revealed in any such searched either (i) will be terminated prior to or in connection with the Agreement, or (ii) in the sole discretion of Bank, will constitute Permitted Liens
10.4    evidence satisfactory to Bank that the insurance policies require for Borrower are in fully force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank;
10.5    the Updated Perfection Certificate;
10.6    Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Amendment; and
10.7    such other documents as Bank may reasonably request.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Heather LaFreniere Name: Heather LaFreniere Title: Director	Workiva Inc. By: /s/ Matthew Rizai Name: Matthew Rizai Title: Chairman & CEO
Workiva International LLC By: /s/ Matthew Rizai Name: Matthew Rizai Title: President

[Signature page to Consent and Sixth Amendment to Loan and Security Agreement]

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:        SILICON VALLEY BANK                    Date:
FROM:     WORKIVA INC. and WORKIVA INTERNATIONAL LLC
The undersigned authorized officer of Workiva Inc. and Workiva International LLC (each and together, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements with Compliance Certificate	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings & Deferred Revenue	Quarterly within 45 days	Yes No
Borrowing Base Report	With each request for an Advance; monthly within 30 days (Quarterly within 45 days if no outstanding Credit Extensions)	Yes No
Projections	FYE within 60 days	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)____________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Adjusted Quick Ratio	> 1.25:1.00	:1.00	Yes No

As of the date of this certificate, Borrower’s investment account maintained with HSBC contains $______________________.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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WORKIVA INC. WORKIVA INTERNATIONAL LLC By: Name: Title:
BANK USE ONLY

Received by: _____________________
AUTHORIZED SIGNER
Date: _________________________

Verified: ________________________
AUTHORIZED SIGNER
Date: _________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I.    Adjusted Quick Ratio (Section 6.9)

Required:	Maintain at all times, to be certified to Bank as of the last day of each fiscal quarter, an Adjusted Quick Ratio of equal to or greater than 1.25 to 1.00.

A.	Unrestricted and unencumbered cash maintained at Bank or in Deposit Accounts subject to a Control Agreement in favor of Bank	$
B.	Net billed accounts receivable	$
C.	Quick Assets (line A plus line B)	$
D.	Aggregate value of Obligations to Bank	$
E.	Aggregate value of Indebtedness of Borrower that matures within one (1) year and the current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$
F.	Current Liabilities (line D plus line E)	$
G.	Current portion of Deferred Revenue	$
H.	Customer Deposits	$
I.	Line F minus line G minus line H	$
J.	Adjusted Quick Ratio (line C divided by line I)

Is line J equal to or greater than 1.25 to 1.00?

  No, not in compliance                          Yes, in compliance